EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
York, PA 17401
Contact:	Jeffrey R. Hines, President & CEO
or	Kathleen M. Miller, Chief Financial Officer

Phone:	717-845-3601	FOR IMMEDIATE RELEASE

THE YORK WATER COMPANY TO ACQUIRE
 THE BEAVER CREEK VILLAGE WATER SYSTEM

York, Pennsylvania, July 20, 2009:  Jeffrey R. Hines, President & CEO of The York Water Company (Nasdaq:YORW), reported that York Water will acquire the Beaver Creek Village water system in Adams County, PA.  “This new acquisition will provide approximately 167 Beaver Creek customers with “That good York water” and will also improve fire flows in the area,” according to Hines. York Water's fully filtered and treated water supply will be provided through a water main which will be constructed by York Water to interconnect with Beaver Creek’s existing distribution facilities. The Beaver Creek customers will pay the same monthly rates as York Water’s customers. Under current rates, Beaver Creek customers pay $36.36 for 4,000 gallons of water per month; under York Water’s rates they will pay $36.47. The interconnection is expected to be completed by the end of 2009. This acquisition marks the seventh water system acquired by York Water since January 2005.

The York Water Company was founded in 1816 and is the oldest investor-owned utility in the nation. The business of the Company is to impound, purify and distribute water. The Company, which is regulated by the Pennsylvania Public Utility Commission, operates entirely within its franchised territory, which covers portions of York and Adams Counties, Pennsylvania.

Forward-Looking Statements
This release contains forward-looking statements that are subject to various risks and uncertainties. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other factors. The Company undertakes no obligation to update forward looking statements to reflect changes occurring after the date hereof.

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